CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
GATEWAY INTERNATIONAL HOLDINGS, INC.

(Pursuant to NRS 78.385 and 78.390 – after issuance of stock)

The undersigned being the President and Secretary of Gateway International Holdings, Inc., a Nevada Corporation, hereby certifies that pursuant to Unanimous Written Consent of the Board of Directors of said Corporation on February 10, 2009, and pursuant to Majority Written Consent of the Shareholders of said Corporation on February 10, 2009, it was voted that this Certificate of Amendment of Articles of Incorporation authorizing a change of the Corporation’s name, be filed.

The effective date of this Amendment shall be March 25, 2009.

The undersigned certifies that the FIRST Article of the Articles of Incorporation, originally filed on September 24, 1997, and as amended, is amended to read as follows:

“The name of the Corporation is M Line Holdings, Inc.”

The undersigned hereby certifies that he has on this 12th day of February, 2009 executed this Certificate amending the Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

/s/ George Colin	Stephen Kasprisin
George Colin, Chief Executive Officer	Stephen Kasprisin, Secretary

CONSENT

The number of shares of the corporation outstanding and entitled to vote on this Certificate of Amendment to Articles of Incorporation is 27,611,956 shares of common stock; that the said Certificate of Amendment to Articles of Incorporation has been consented to and approved by a majority of the outstanding voting stock of the corporation entitled to vote thereon.

The effective date of this Certificate shall be March 25, 2009.

/s/ George Colin
George Colin, Chief Executive Officer
Dated:  February 12, 2009